Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports Fourth Quarter and Full-Year 2012 Results

Record Full-Year 2012 Revenues and Earnings
Reinvested a Record $1.8 Billion in Fleet
#1 Total Customer Satisfaction Rating
Realized More Than $100 Million of Targeted Expense Synergies
Sold Additional Rigs as Part of Continuous High-Grading Strategy
ENSCO 8505 Commences Initial Term Contract and ENSCO 8506 Delivered
LONDON--(BUSINESS WIRE)--Ensco plc (NYSE: ESV) reported diluted earnings per share from continuing operations of $1.04 in fourth quarter 2012, compared to $0.97 per share in fourth quarter 2011. Discontinued operations primarily related to rigs and other assets no longer on the Company's balance sheet resulted in a loss of $0.10 per share in fourth quarter 2012. Earnings from discontinued operations in fourth quarter 2011 were $0.02 per share. Diluted earnings per share were $0.94 in fourth quarter 2012, compared to $0.99 in fourth quarter 2011.
Certain items influenced earnings per share from continuing operations comparisons year to year. Provision for income taxes in fourth quarter 2012 included $75 million, $0.33 per share, in discrete tax items including $51 million related to restructuring certain subsidiaries from the 2011 acquisition and $24 million of additional discrete tax items primarily related to adjustments of certain prior year tax positions. Professional fees, severance payments and other acquisition-related costs in fourth quarter 2011 general and administrative expense totaled approximately $8 million, $0.03 per share. In addition, fourth quarter 2011 contract drilling expense included approximately $4 million, $0.02 per share, of severance and relocation costs related to the acquisition. Adjusted for these items, fourth quarter earnings per share from continuing operations increased approximately 34% year to year to $1.37 from $1.02.
Full-year 2012 diluted earnings per share from continuing operations were $5.23, compared to $3.09 per share in 2011. Discontinued operations resulted in a loss of $0.19 per share in 2012, compared to a loss of $0.01 per share in 2011. The $0.19 per share loss from discontinued operations in 2012 includes losses from asset sales and operating results during the first three quarters of 2012 that were reclassified from continuing operations to discontinued operations. Diluted earnings per share were $5.04 in 2012, compared to $3.08 in 2011.
Chairman, President and Chief Executive Officer Dan Rabun stated, “The past year has been a remarkable period of growth for Ensco. We achieved record revenues and earnings as we added new ultra-deepwater rigs, increased utilization and benefited from rising customer demand. During the year, we delivered ENSCO 8505 and ENSCO 8506, the final two rigs in the ENSCO 8500 Series®, as well as ENSCO DS-6, our fourth Samsung DP-3 ultra-deepwater drillship. Each of these rigs has commenced work on multi-year programs for repeat customers, reinforcing the advantages of fleet standardization.”
Mr. Rabun added, “We are gratified to, once again, achieve the #1 customer satisfaction award given the exceptional work of our crews who achieved the best safety record in our history and a significant increase in overall rig utilization. All of this was accomplished as we integrated our acquisition - achieving expense synergies above initial targets.”
Mr. Rabun concluded, “Ensco's growth will continue as we complete the construction of six additional rigs that are scheduled for delivery through the end of next year. These rigs will provide future earnings growth and afford us the flexibility to invest further in our fleet while returning additional capital to shareholders.”
Revenues grew 12% to $1.086 billion in fourth quarter 2012 from $973 million a year ago. A growing active fleet, higher average day rates in the jackups segment and improved utilization and average day rates for the floaters segment contributed to this increase.
Contract drilling expense was $525 million, up from $498 million in fourth quarter 2011. More rigs in the active fleet as well as higher utilization in the floaters segment drove this increase along with a rise in unit labor costs. Warranty claim settlements of $11 million related to lost revenues and costs incurred in prior periods reduced fourth quarter 2012 contract drilling expense. Adjusted for this item and acquisition-related costs equaling $4 million in fourth quarter 2011, contract drilling expense increased 9%.
Depreciation expense was $144 million, compared to $137 million a year ago. The $7 million increase was mostly due to the addition of ENSCO 8505 to the active fleet.
General and administrative expense declined to $35 million from $40 million in fourth quarter 2011. Acquisition-related costs in fourth quarter 2011 equaled $8 million as noted above.
Interest expense in fourth quarter 2012 was $28 million, net of $28 million of interest that was capitalized, compared to interest expense of $41 million in fourth quarter 2011, net of $17 million of interest that was capitalized.

Segment Highlights

In fourth quarter 2012, the Company changed its segment reporting. All drillships and semisubmersibles are now reflected in a Floaters segment. The Jackups and Other segments are unchanged.

Floaters
Floater revenues were $672 million in fourth quarter 2012, up 10% from $610 million a year ago. A full quarter of operations for ENSCO DS-5, the commencement of ENSCO 8505, and an increase in the average day rate and utilization contributed to this growth. The average day rate increased to $368,000 from $342,000 in fourth quarter 2011. Utilization improved three percentage points to 83%.
Floater contract drilling expense was $313 million in fourth quarter 2012, up from $312 million in fourth quarter 2011. Adjusted for warranty claim settlements of $11 million noted above and ENSCO 5005 and ENSCO DS-1 deferring expenses related to shipyard upgrades, contract drilling expense increased 9%. Commencement of operations for ENSCO 8505 and an increase in unit labor costs contributed to this increase.

Jackups
Jackup revenues grew 15% to $393 million, up from $341 million a year ago. The increase was due to a $14,000 increase in the average day rate to $111,000, partially offset by a one percentage point decline in utilization to 87%. A broad-based pickup in customer demand around the world drove the increase in average day rate. Contract drilling expense increased $29 million to $196 million, mostly due to an increase in unit labor costs.

Other
Other is composed of managed drilling rig operations. Revenues decreased to $20 million from $22 million in fourth quarter 2011 due to a $12,000 decline in average day rates. Contract drilling expense was $15 million, compared to $19 million a year ago. The decreases in average day rate and contract drilling expense are related to declining crew requirements year to year.

	Fourth Quarter

(in millions of $,	Floaters			Jackups			Other			Reconciling Items		Consolidated Total
except %)	2012	2011	Chg	2012	2011	Chg	2012	2011	Chg	2012	2011	2012	2011	Chg

Revenues	672.3	610.3	10%	392.9	340.8	15%	20.3	22.1	(8)%	—	—	1,085.5	973.2	12%
Operating expenses
Contract drilling	313.1	311.6	—%	196.2	167.6	17%	15.2	19.1	(20)%	—	—	524.5	498.3	5%
Depreciation	99.6	92.7	7%	42.6	42.2	1%	—	—	—%	1.7	1.6	143.9	136.5	5%
General and admin.	—	—	—%	—	—	—%	—	—	—%	35.0	40.3	35.0	40.3	(13)%
Operating income (loss)	259.6	206.0	26%	154.1	131.0	18%	5.1	3.0	NM	(36.7)	(41.9)	382.1	298.1	28%
Strong Financial Position - 31 December 2012
Ensco maintained a strong financial position:

•	$10 billion of contracted revenue backlog excluding bonus opportunities

•	Long-term debt-to-capital ratio of 29%

•	$1.9 billion of available revolving credit facilities

•	$487 million of cash and cash equivalents

EVP and Chief Financial Officer Jay Swent commented, “Capital expenditures for full- year 2012 totaled $1.8 billion of which $1.3 billion, or 72%, was invested in new construction. These investments, coupled with $1.9 billion of remaining contractual commitments for rigs being constructed through 2014, will propel the future growth of our company. We also continued to high-grade our fleet by selling two additional rigs in the fourth quarter.”
Mr. Swent added, “We exceeded our 2012 expense synergy target of $100 million related to the acquisition and we remain on track to deliver additional synergies in 2013. During 2012, we also restructured subsidiaries from our acquisition to achieve enhanced tax efficiencies and improve capital management flexibility. For full-year 2013, we expect our effective tax rate to be approximately 12%.”
Ensco will conduct a conference call at 10:00 a.m. Central Time (4:00 p.m. London time) on Thursday, 21 February 2013 to discuss fourth quarter 2012 results. The call will be webcast live at www.enscoplc.com. Interested parties may listen to the call by dialing (866) 524-3160 from within the United States and +1 (412) 317-6760 from outside the U.S. Please ask for the Ensco conference call. It is recommended that participants call fifteen minutes before the scheduled start time.

A replay of the conference call will be available by telephone one hour after the completion of the call through 6 March 2013 by dialing (877) 344-7529 or, if calling from outside the U.S. +1 (412) 317-0088 (Conference ID 10023271). A webcast replay, MP3 download and transcript of the call will be available at www.enscoplc.com.

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For more than 25 years, the company has focused on operating safely and exceeding customer expectations. Ensco is ranked #1 for total customer satisfaction with top honors in 10 separate categories in the most recent annual survey by EnergyPoint Research. Operating the world's newest ultra-deepwater fleet and largest fleet of active premium jackups, Ensco has a major presence in the most strategic offshore basins across six continents. Ensco plc is an English limited company (England No. 7023598) with its registered office and corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements regarding expected financial performance, effective tax rate, day rates and backlog; the expected synergies from the integration of Pride International's operations; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; and general market, business and industry conditions, trends and outlook.  Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation or suspension of drilling contracts as a result of mechanical difficulties, performance or other reasons; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; our ability to realize the expected benefits from our redomestication and actual contract commencement dates.  In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC's website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com.  Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

OPERATING REVENUES	$1,085.5	$973.2	$4,300.7	$2,797.7

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	524.5	498.3	2,028.0	1,449.1
Depreciation	143.9	136.5	558.6	408.9
General and administrative	35.0	40.3	148.9	158.6
	703.4	675.1	2,735.5	2,016.6

OPERATING INCOME	382.1	298.1	1,565.2	781.1

OTHER INCOME (EXPENSE)
Interest income	5.5	8.2	22.8	17.2
Interest expense, net	(28.1)	(41.4)	(123.6)	(95.9)
Other, net	.9	4.7	2.2	20.8
	(21.7)	(28.5)	(98.6)	(57.9)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	360.4	269.6	1,466.6	723.2

PROVISION FOR INCOME TAXES	117.1	44.0	244.4	115.4

INCOME FROM CONTINUING OPERATIONS	243.3	225.6	1,222.2	607.8

DISCONTINUED OPERATIONS, NET	(22.1)	4.8	(45.5)	(2.2)

NET INCOME	221.2	230.4	1,176.7	605.6

NONCONTROLLING INTERESTS	(1.7)	(1.0)	(7.0)	(5.2)

NET INCOME ATTRIBUTABLE TO ENSCO	$219.5	$229.4	$1,169.7	$600.4

EARNINGS (LOSS) PER SHARE - BASIC
Continuing Operations	$1.04	$0.97	$5.24	$3.10
Discontinued Operations	(0.10)	0.02	(0.19)	(0.01)
	$0.94	$0.99	$5.05	$3.09

EARNINGS (LOSS) PER SHARE - DILUTED
Continuing Operations	$1.04	$0.97	$5.23	$3.09
Discontinued Operations	(0.10)	0.02	(0.19)	(0.01)
	$0.94	$0.99	$5.04	$3.08

NET INCOME ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$217.0	$226.8	$1,157.4	$593.5

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	230.0	228.4	229.4	192.2
Diluted	230.3	229.0	229.7	192.6

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	December 31, 2012	December 31, 2011

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$487.1	$430.7
Accounts receivable, net	811.4	851.7
Other	425.4	398.9
Total current assets	1,723.9	1,681.3

PROPERTY AND EQUIPMENT, NET	13,145.6	12,421.9

GOODWILL	3,274.0	3,274.0

OTHER ASSETS, NET	421.8	521.6

	$18,565.3	$17,898.8

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$942.2	$1,160.1
Short-term debt	—	125.0
Current maturities of long-term debt	47.5	47.5
Total current liabilities	989.7	1,332.6

LONG-TERM DEBT	4,798.4	4,877.6

DEFERRED INCOME TAXES	351.7	339.5

OTHER LIABILITIES	573.4	464.6

TOTAL EQUITY	11,852.1	10,884.5

	$18,565.3	$17,898.8

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Twelve Months Ended
	December 31,
	2012	2011

OPERATING ACTIVITIES
Net income	$1,176.7	$605.6
Adjustments to reconcile net income to net cash provided by operating activities:
Discontinued operations, net	45.5	2.2
Depreciation expense	558.6	408.9
Other	(7.8)	(12.4)
Changes in operating assets and liabilities	427.2	(272.5)
Net cash provided by operating activities of continuing operations	2,200.2	731.8

INVESTING ACTIVITIES
Additions to property and equipment	(1,802.2)	(729.0)
Acquisition of Pride International, Inc., net of cash acquired	—	(2,656.0)
Other	(42.3)	.8
Net cash used in investing activities from continuing operations	(1,844.5)	(3,384.2)

FINANCING ACTIVITIES
Cash dividends paid	(348.1)	(292.3)
Commercial paper borrowings, net	(125.0)	125.0
Equity issuance reimbursement (cost)	66.7	(70.5)
Reduction of long-term borrowings	(47.5)	(213.3)
Proceeds from issuance of senior notes	—	2,462.8
Debt financing costs	—	(31.8)
Other	18.4	24.2
Net cash (used in) provided by financing activities of continuing operations	(435.5)	2,004.1

DISCONTINUED OPERATIONS
Operating activities	(13.1)	.4
Investing activities	147.3	28.7
Net cash provided by discontinued operations	134.2	29.1

Effect of exchange rate changes on cash and cash equivalents	2.0	(.8)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	56.4	(620.0)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	430.7	1,050.7

CASH AND CASH EQUIVALENTS, END OF PERIOD	$487.1	$430.7

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Fourth Quarter		Third Quarter
	2012	2011	2012

Rig Utilization(1)

Floaters	83%	80%	90%
Jackups	87%	88%	87%

Total	86%	85%	88%

Average Day Rates(2)

Floaters	$367,718	$341,841	$363,416
Jackups	111,459	96,927	108,588

Total	$199,025	$176,204	$200,409

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned a day rate, including days associated with compensated downtime and mobilizations. For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

Contacts
Ensco plc
Investor Contacts:
Sean O'Neill, 713-430-4607
Vice President - Investor Relations and Communications

or
Nick Georgas, 713-430-4490
Manager - Investor Relations

or
Media Contact:
Alice Brink, 713-430-4658
Manager - Communications